ADVANTAGE Funds, Inc.

ARTICLES OF AMENDMENT

Advantage Funds, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by striking Article SECOND of the Articles of Incorporation and inserting in lieu thereof the following:

"SECOND:       The name of the corporation (hereinafter called the 'Corporation') is BNY Mellon Advantage Funds, Inc."

SECOND:        The charter of the Corporation is hereby further amended by redesignating Dreyfus Global Dynamic Bond Income Fund, Dreyfus Global Real Return Fund, Dreyfus Opportunistic Midcap Value Fund, Dreyfus Opportunistic Small Cap Fund, Dreyfus Strategic Value Fund, Dreyfus Structured Midcap Fund, Dreyfus Technology Growth Fund and Dynamic Total Return Fund as BNY Mellon Global Dynamic Bond Income Fund, BNY Mellon Global Real Return Fund, BNY Mellon Opportunistic Midcap Value Fund, BNY Mellon Opportunistic Small Cap Fund, BNY Mellon Dynamic Value Fund, BNY Mellon Structured Midcap Fund, BNY Mellon Technology Growth Fund and BNY Mellon Dynamic Total Return Fund, respectively, and the issued and unissued shares of Dreyfus Global Dynamic Bond Income Fund, Dreyfus Global Real Return Fund, Dreyfus Opportunistic Midcap Value Fund, Dreyfus Opportunistic Small Cap Fund, Dreyfus Strategic Value Fund, Dreyfus Structured Midcap Fund, Dreyfus Technology Growth Fund and Dynamic Total Return Fund as BNY Mellon Global Dynamic Bond Income Fund, BNY Mellon Global Real Return Fund, BNY Mellon Opportunistic Midcap Value Fund, BNY Mellon Opportunistic Small Cap Fund, BNY Mellon Dynamic Value Fund, BNY Mellon Structured Midcap Fund, BNY Mellon Technology Growth Fund and BNY Mellon Dynamic Total Return Fund shares, respectively, of the relevant class.  Shares of the Corporation currently designated BNY Mellon Sustainable Balanced Fund remain designated BNY Mellon Sustainable Balanced Fund of the relevant class.

THIRD:            The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors; the foregoing amendments are limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH:        These Articles of Amendment to the charter of the Corporation shall become effective at 9:01 a.m. on June 3, 2019.

IN WITNESS WHEREOF, Advantage Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties for perjury.

ADVANTAGE Funds, Inc.

By: /s/ Jeff Prusnofsky

Jeff Prusnofsky

Vice President

ATTEST:

/s/ James Bitetto

James Bitetto

Secretary

Address of Corporation:

240 Greenwich Street

18th Floor

New York, New York  10286

Address of Resident Agent:

The Corporation Trust Incorporated

2405 York Road, Suite 201

Lutherville Timonium, Maryland  21093